UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2016 (June 24, 2016)

MYOS RENS TECHNOLOGY INC.

(Exact name of registrant as specified in its charter)

Nevada	000-53298	90-0772394
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

45 Horsehill Road, Suite 106 Cedar Knolls, New Jersey	07927
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (973) 509-0444

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Certain Officers

On June 24, 2016, Joseph C. DosSantos, the Chief Financial Officer of MYOS Corporation (the “Company”), informed the Company of his intention to resign his employment with the Company, effective as of June 30, 2016.

Appointment of Certain Officers

On June 28, 2016, the Company entered into an offer letter (the “Offer Letter”) with William Waller, age 61, pursuant to which Mr. Waller will serve as the Company’s interim Chief Financial Officer. Pursuant to the terms of the Offer Letter, Mr. Waller will work for the Company for an initial 90-day period, and will be compensated at a rate of $125.00 per hour.  We currently intend to enter into an agreement with Mr. Waller regarding full-time employment following such 90-day period.

Mr. Waller is an accomplished finance and accounting executive with over thirty years of senior-level experience in building and managing global finance teams, including over a decade in the pharmaceutical industry. From August 2004 to February 2016, Mr. Waller served as Executive Director, Finance at Celgene Cellular Therapeutics, a division of the Celgene Corporation (NASDAQ:CELG), a global biopharmaceutical company. From 1985 to 2004, Mr. Waller held various positions, most recently Vice President and Assistant Treasurer, at Hearst Entertainment and Syndication, a division of the Hearst Corporation, a privately held multi-communication conglomerate. Mr. Waller is a graduate of City University of New York, where he received a B.S. in Accountancy.

There are no family relationships between Mr. Waller and any of the Company’s directors or executive officers and the Company has not entered into any transactions with Mr. Waller that are reportable pursuant to Item 404(a) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MYOS RENS TECHNOLOGY INC.

Dated: June 29, 2016	/s/ K. Bryce Toussaint
Name: K. Bryce Toussaint
Title: Chief Executive Officer

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